FOR IMMEDIATE RELEASE

CONAGRA FOODS COMPLETES THE SALE OF CHICKEN PROCESSING BUSINESS


OMAHA, Neb., Nov. 24, 2003-- Today ConAgra Foods, Inc. (NYSE: CAG), home of many famous consumer food brands, completed the previously announced divestiture of its chicken processing business to Pilgrim's Pride (NYSE: PPC). This divestiture is part of ConAgra Foods' ongoing plan to reshape its portfolio to focus on its branded and value-added food businesses.

Transaction Details

For its chicken business, ConAgra Foods received:

     o    $300 million in cash, and

     o More than 25 million shares of Pilgrim's Pride stock. The marketing of these shares is subject to an agreement in which one-third can be sold one year after closing, another third can be sold two years after closing and the remaining third can be sold three years after closing.

The sale price was based on the $545 million book value of the chicken business at the time of closing. ConAgra Foods noted that the cash portion of the sale price was greater than it originally estimated, and it is providing no debt financing as part of this deal.

Bruce Rohde, chairman and chief executive officer of ConAgra Foods, commented, "This closing represents another important step to improve the strength and consistency of our earnings by focusing on businesses with higher margin opportunities."

Additional    details    regarding   this   announcement   are   posted   in   a
question-and-answer    document    located   on   the    company's   Web   site,
www.conagrafoods.com, in the Investor's section.

ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown `N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Louis Kemp, Lunch Makers, MaMa Rosa's, Marie Callender's, Manwich, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.